Exhibit 10.1

EXECUTION VERSION

TRANSITION SERVICES AGREEMENT

by and between

XEROX CORPORATION

and

CONDUENT INCORPORATED

Dated as of December 30, 2016

TABLE OF CONTENTS

		Page

ARTICLE I

Definitions

SECTION 1.01.	Definitions	1

ARTICLE II

Services

SECTION 2.01.	Provision of Services	4
SECTION 2.02.	Service Amendments and Additions	8
SECTION 2.03.	No Management Authority	9

ARTICLE III

Compensation

SECTION 3.01.	Compensation for Services	9
SECTION 3.02.	Payment Terms	9
SECTION 3.03.	DISCLAIMER OF WARRANTIES	10
SECTION 3.04.	Books and Records	10

ARTICLE IV

Term

SECTION 4.01.	Commencement	10
SECTION 4.02.	Service Extension	11
SECTION 4.03.	Termination	11
SECTION 4.04.	Return of Books, Records and Files	12

ARTICLE V

Indemnification; Limitation of Liability

SECTION 5.01.	Indemnification	12
SECTION 5.02.	Limitation on Liability	13

ARTICLE VI

Other Covenants

SECTION 6.01.	Attorney-in-Fact	14

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TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of December 30, 2016, by and between XEROX CORPORATION, a New York corporation (“Xerox”), and CONDUENT INCORPORATED, a New York corporation (“Conduent”).

RECITALS

WHEREAS, in connection with the contemplated Spin-Off of Conduent and concurrently with the execution of this Agreement, Xerox and Conduent are entering into a Separation and Distribution Agreement (the “Separation Agreement”);

WHEREAS, each of Xerox and Conduent may provide to the other certain services, as more particularly described in this Agreement, for a limited period of time following the Spin-Off; and

WHEREAS, each of Xerox and Conduent desires to reflect the terms of their agreement with respect to such services.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged by this Agreement, Xerox and Conduent, for themselves, their successors and assigns, agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Definitions. As used in this Agreement, the following terms have the following meanings:

“Additional Services” has the meaning ascribed thereto in Section 2.02(a).

“Affiliate” has the meaning ascribed thereto in the Separation Agreement.

“Affected Party” has the meaning ascribed thereto in Section 7.02.

“Agreement” has the meaning ascribed thereto in the preamble.

“Ancillary Agreements” has the meaning ascribed thereto in the Separation Agreement.

“Applicable Termination Date” means, with respect to each Service, the date that is 12 months from the Distribution Date, or such earlier termination date specified with respect to such Service, as applicable, in Schedule A or Schedule B, as applicable.

“BPO Business” means the BPO Business as defined in the Separation Agreement.

“Conduent” has the meaning ascribed thereto in the preamble.

“Conduent Group” has the meaning ascribed thereto in the Separation Agreement.

“Conduent Indemnitees” has the meaning ascribed thereto in the Separation Agreement.

“Consents” has the meaning ascribed thereto in the Separation Agreement.

“Cost of Services” means, with respect to each Service, the amount specified with respect to such Service in Schedule A or Schedule B, as applicable, to be paid by a Service Recipient in respect of such Service to the Service Provider of such Service.

“Designated Work Product” means the work product resulting from the provision of Services hereunder for the Service Recipient’s exclusive use listed or described on Schedule C.

“Dispute” has the meaning ascribed thereto in Section 2.01(c).

“Dispute Notice” has the meaning ascribed thereto in Section 2.01(c).

“Distribution” has the meaning ascribed thereto in the Separation Agreement.

“Distribution Date” has the meaning ascribed thereto in the Separation Agreement.

“Force Majeure Event” has the meaning ascribed thereto in Section 7.02.

“Governmental Authority” has the meaning ascribed thereto in the Separation Agreement.

“Group” means either the Xerox Group or the Conduent Group, as the context requires.

“Indemnitee” means a Xerox Indemnitee or a Conduent Indemnitee, as the context requires.

“Information” has the meaning ascribed thereto in the Separation Agreement.

“Insurance Proceeds” has the meaning ascribed thereto in the Separation Agreement.

“Law” has the meaning ascribed thereto in the Separation Agreement.

“Liabilities” has the meaning ascribed thereto in the Separation Agreement.

“Omitted Services” has the meaning ascribed thereto in Section 2.02(a).

“Party” means either party hereto, and “Parties” means both parties hereto.

“Performing Party” has the meaning ascribed thereto in Section 7.02.

“Person” has the meaning ascribed thereto in the Separation Agreement.

“Separation Agreement” has the meaning ascribed thereto in the recitals.

“Service Extension” has the meaning ascribed thereto in Section 4.02.

“Service Manager” has the meaning ascribed thereto in Section 2.01(c).

“Service Provider” means any member of the Conduent Group or the Xerox Group, as applicable, in its capacity as the provider of any Services to any member of the Xerox Group or the Conduent Group, respectively.

“Service Recipient” means any member of the Conduent Group or the Xerox Group, as applicable, in its capacity as the recipient of any Services from any member of the Xerox Group or the Conduent Group, respectively.

“Services” means the individual services identified in Schedule A or Schedule B, as applicable.

“Spin-Off” has the meaning ascribed thereto in the Separation Agreement.

“Sub-Contractor” has the meaning ascribed thereto in Section 2.01(e).

“Subsidiary” has the meaning ascribed thereto in the Separation Agreement.

“Taxes” has the meaning ascribed thereto in Section 3.01(b).

“Third-Party Claim” has the meaning ascribed thereto in the Separation Agreement.

“Xerox” has the meaning ascribed thereto in the preamble.

“Xerox Business” has the meaning ascribed thereto in the Separation Agreement.

“Xerox Group” has the meaning ascribed thereto in the Separation Agreement.

“Xerox Indemnitees” has the meaning ascribed thereto in the Separation Agreement.

ARTICLE II

Services

SECTION 2.01. Provision of Services. (a) Commencing immediately after the Distribution, Xerox shall, and shall cause the applicable members of the Xerox Group to, (i) provide to Conduent and the applicable members of the Conduent Group the Services set forth in Schedule A and (ii) pay, perform, discharge and satisfy, as and when due, its and their respective obligations as Service Recipients under this Agreement, in each case in accordance with the terms of this Agreement.

(b) Commencing immediately after the Distribution, Conduent shall, and shall cause the applicable members of the Conduent Group to, (i) provide to Xerox and the applicable members of the Xerox Group the Services set forth in Schedule B and (ii) pay, perform, discharge and satisfy, as and when due, its and their respective obligations as Service Recipients under this Agreement, in each case in accordance with the terms of this Agreement.

(c) Each Service Recipient and its respective Service Provider shall cooperate in good faith with each other in connection with the performance of the Services hereunder. Each of Xerox and Conduent agrees to appoint an employee representative (each such representative, a “Service Manager”) who will have overall responsibility for implementing, managing and coordinating the Services pursuant to this Agreement on behalf of Xerox and Conduent, respectively. Initially, the Service Managers will be the individuals set forth on Schedule D. Either Party may change its designated Service Manager at any time upon notice given to the other Party in accordance with Section 7.10. The Service Managers will consult and coordinate with each other on a regular basis, and no less frequently than monthly, during the term of this Agreement. Except as otherwise provided in this Agreement, the Parties shall resolve all disputes arising under or in connection with this Agreement (each, a “Dispute”) in accordance with the following procedures (including, for the avoidance of doubt, any Dispute relating to payments with respect to the Services). All Disputes will be first considered in person, by teleconference or by video conference by the Service Managers within five business days after receipt of notice from either Party specifying the nature of the Dispute (a “Dispute Notice”). If any Dispute is not resolved by the Service Managers within 10 business days after receipt of a Dispute Notice, then, upon the written request of either Party, each Party shall designate a representative who does not spend a substantial portion of his or her time on activities relating to this Agreement to meet in person, by teleconference or by video conference with the other Party’s designated representative for the purpose of resolving the Dispute. The designated representatives shall negotiate in good faith to resolve the Dispute. If they do not resolve the Dispute within 10 business days after the date the Dispute was referred to them, the Parties may pursue any other rights, remedies or actions that may be available to them under this Agreement or at Law.

(d) The Service Provider shall determine the personnel who shall perform the Services to be provided by it. All personnel providing Services will remain at all times, and be deemed to be, employees or representatives solely of the Service Provider responsible to provide such Services (or its Affiliates or Sub-Contractors) for all purposes, and not to be employees or representatives of the Service Recipient. The Service Provider (or its Affiliates or Sub-Contractors) will be solely responsible for payment of (i) all compensation, (ii) all income, disability, withholding and other employment taxes and (iii) all medical benefit premiums, vacation pay, sick pay and other employee benefits payable to or with respect to personnel who perform Services on behalf of such Service Provider. All such personnel will be under the sole direction, control and supervision of the Service Provider and the Service Provider has the sole right to exercise all authority with respect to the employment, substitution, termination, assignment and compensation of such personnel.

(e) The Service Provider may, at its option, from time to time, delegate any or all of its obligations to perform Services under this Agreement to any one or more of its Affiliates or engage the services of other professionals, consultants or other third parties (each, a “Sub-Contractor”) in connection with the performance of the Services; provided, however, that (i) the Service Provider shall remain ultimately responsible for ensuring that its obligations with respect to the nature, scope, quality and other aspects of the Services are satisfied with respect to any Services provided by any such Affiliate or Sub-Contractor and shall be liable for any failure of a Sub-Contractor to so satisfy such obligations (or otherwise breaches any provision hereof) and (ii) such Sub-Contractor agrees in writing to be bound by confidentiality provisions at least as restrictive to it as the terms of Section 7.05 of this Agreement. Except as agreed by the Parties in Schedule A or Schedule B or otherwise in writing, any costs associated with engaging the services of an Affiliate of the Service Provider or a Sub-Contractor shall not affect the Cost of Services payable by the Service Recipient under this Agreement, and the Service Provider shall remain solely responsible with respect to payment for such Affiliate’s or Sub-Contractor’s costs, fees and expenses.

(f) The Services shall be performed in substantially the same manner, scope, time frame, nature and quality, with the same care, and to the same extent and service level as such Services (or substantially similar services) were provided to the BPO Business or the Xerox Business, as applicable, immediately prior to the Distribution Date, unless the Services are being provided by a Sub-Contractor who is also providing the same services to the Service Provider or a member of such Service Provider’s Group, in which case the Services shall be performed for the Service Recipient in the same manner, scope, time frame, nature and quality, with the same care, and to the same extent and service level as they are being performed for the Service Provider or such member of such Service Provider’s Group, as applicable. If the Service Provider has not provided such Services (or substantially similar services) immediately prior to the Distribution Date, then the Services shall be performed in a competent and professional manner consistent with industry standards. The Services shall be used solely for the operation of the BPO Business or the Xerox Business, as applicable, for substantially the same purpose as used by the applicable Service Recipient on the date of this Agreement.

(g) The Parties acknowledge that the Service Provider may make changes from time to time in the manner of performing Services if the Service Provider is making similar changes in performing the same or substantially similar Services for itself or other members of its Group; provided, however, that, unless expressly contemplated in Schedule A or Schedule B, such changes shall not affect the Cost of Services for such Service payable by the Service Recipient under this Agreement or decrease the manner, scope, time frame, nature, quality or level of the Services provided to the Service Recipient, except upon prior written approval of the Service Recipient. Service Recipients shall cooperate with the Service Providers to the extent necessary or appropriate to facilitate the performance of the Services in accordance with the terms of this Agreement. Without limiting the generality of the foregoing, (i) each Party shall make available on a timely basis to the other Party all information and materials requested by such Party to the extent reasonably necessary for the performance or receipt of the Services, (ii) each Party shall, and shall cause the members of its Group to, upon reasonable notice, give or cause to be given to the other Party and its Affiliates and Sub-Contractors reasonable access, during regular business hours and at such other times as are reasonably required, to the relevant premises and personnel to the extent reasonably necessary for the performance or receipt of the Services and (iii) each Party shall, and shall cause the members of its Group to, give the other Party and its Affiliates and Sub-Contractors reasonable access to, and all necessary rights to utilize, such Party’s, and its Group’s, information, facilities, personnel, assets, systems and technologies to the extent reasonably necessary for the performance or receipt of the Services. Each Party shall (and shall cause the members of its Group and its personnel and the personnel of its Affiliates and Sub-Contractors providing or receiving Services to): (A) not attempt to obtain access to, use or interfere with any information technology systems of the other Party or any member of its Group, or any confidential or competitively sensitive information owned, used or processed by the other Party, except to the extent reasonably necessary to do so to provide or receive Services; (B) maintain reasonable security measures to protect the systems of the other Party and the members of its Group to which it has access pursuant to this Agreement from access by unauthorized third parties; (C) not disable, damage or erase or disrupt or impair the normal operation of the information technology systems of the other Party or any member of its Group; (D) Service Provider shall immediately notify Service Recipient of any confirmed misuse, disclosure or loss of, or inability to account for, any confidential or competitively sensitive information, and any confirmed unauthorized access to Service Provider’s facilities, systems or network; and Service Provider will investigate such confirmed security incidents and reasonably cooperate with Service Recipient’s incident response team, supplying logs and other necessary information to mitigate and limit the damages resulting from such a security incident, provided that the Service Recipient agrees to reimburse Service Provider for time spent and actual travel expenses incurred in connection with any such investigation; and (E) subject to applicable Law, the Service Provider shall use reasonable efforts to comply with any commercially reasonable requests to assist Service Recipient with its electronic discovery obligations related to Services provided to the Service Recipient, provided that the Service Recipient agrees to reimburse Service Provider for time spent and actual travel expenses incurred for such response.

(h) Nothing in this Agreement shall be deemed to require the provision of any Service by any Service Provider (or any Affiliate or Sub-Contractor of a Service Provider) to any Service Recipient if the provision of such Service requires the Consent of any Person (including any Governmental Authority), whether under applicable Law, by the terms of any contract to which such Service Provider or any other member of its Group is a party or otherwise, unless and until, subject to the third-to-last sentence of this Section 2.01(h), such Consent has been obtained. The Service Provider shall use commercially reasonable efforts to obtain as promptly as possible any Consent of any Person that may be necessary for the performance of the Service Provider’s obligations pursuant to this Agreement. Any fees, expenses or extra costs incurred in connection with obtaining any such Consents shall be paid by the Service Recipient, and the Service Recipient shall use commercially reasonable efforts to provide assistance as necessary in obtaining such Consents. In the event that the Consent of any Person, if required in order for the Service Provider to provide Services, is not obtained reasonably promptly after the Distribution, the Service Provider shall notify the Service Recipient and the Parties shall cooperate in devising an alternative manner for the provision of the Services affected by such failure to obtain such Consent and the Cost of Services associated therewith, such alternative manner and Cost of Services to be reasonably satisfactory to both Parties and agreed to in writing. If the Parties elect such an alternative plan, the Service Provider shall provide the Services in such alternative manner and the Service Recipient shall pay for such Services based on the alternative Cost of Services. The Services shall not include, and no Service Provider (or any Affiliate or Sub-Contractor of a Service Provider) shall be obligated to provide, any service the provision of which to a Service Recipient following the Distribution would constitute a violation of any Law. In addition, notwithstanding anything to the contrary herein, the Service Provider (and the Affiliates and Sub-Contractors of the Service Provider) will not be required to perform or to cause to be performed any of the Services for the benefit of any third party or any other Person other than the applicable Service Recipient.

(i) Each Party, on behalf of itself and its Affiliates, hereby grants to the other Party and to its Affiliates and Sub-Contractors providing Services under this Agreement a nonexclusive, nontransferable, world-wide, royalty-free, sublicensable license, for the term of this Agreement, to use the intellectual property owned by such Party and the members of its Group solely to the extent necessary for the other Party and the members of its Group to perform their obligations hereunder. Subject to the terms of the Separation Agreement, each Service Provider acknowledges and agrees that it will acquire no right, title or interest (including any license rights or rights of use) to the Designated Work Product and such Designated Work Product shall remain the exclusive property of the Service Recipient. To the extent title to any Designated Work Product vests in the Service Provider by operation of Law, each Party hereby assigns (and shall cause any such other Service Provider, and any Affiliate or Sub-Contractor of such Service Provider, to assign) to the relevant Service Recipient all right, title and interest in and to such Designated Work Product, and the Service Provider shall (and shall cause any Affiliate or Sub-Contractor of such Service Provider to) provide such assistance and execute such documents as the Service Recipient may reasonably request to assign to the relevant Service Recipient all right, title and interest in and to such work product. Each Service Recipient acknowledges and agrees that it will acquire no right, title or interest

(other than a non-exclusive, perpetual, royalty-free worldwide right of use) to any work product resulting from the provision of Services hereunder that is not for the Service Recipient’s exclusive use and such work product shall remain the exclusive property of the Service Provider.

(j) The Parties acknowledge that it may be necessary for each of them to make proprietary and/or third party software available to the other in the course and for the purpose of performing Services. Each Party (a) shall comply with the license restrictions applicable to any and all proprietary or third party software made available to such Party by the other Party in the course of the provision of Services hereunder, (b) acknowledges receipt of the license terms of use applicable to all proprietary or third party software in its possession as of the Distribution Date, and (c) agrees that it shall be responsible for providing to the other Party a copy of the applicable license terms (or, solely with respect to open source software or other software with publicly available license terms, information sufficient to direct such other Party to a copy thereof) for any and all proprietary or third party software first made available to such other Party after the Distribution Date, solely to the extent such provision would not violate the providing Party’s duty of confidentiality owed to any third party.

(k) Subject to Section 2.02, the Parties agree that the Services set forth in Schedule A and Schedule B constitute all of the Services to be provided by members of the Xerox Group and members of the Conduent Group, respectively, as of the Distribution Date.

SECTION 2.02. Service Amendments and Additions. (a) From time to time during the term, each of Xerox and Conduent may request the other Party to provide services that (i) were provided by the Xerox Business or the BPO Business, as applicable, within the 12 months prior to the Distribution Date and (ii) are reasonably necessary for the operation of the Xerox Business or the BPO Business, as applicable, as conducted as of the Distribution Date (“Omitted Services”). In the event that a Party desires to have the other Party provide Omitted Services or additional services that are not Omitted Services (“Additional Services”), such other Party, in its discretion, may agree to provide such Omitted Services or Additional Services. Any request for an Omitted Service or Additional Service shall be in writing and shall specify, as applicable (A) the type and the scope of the requested service, (B) who shall perform the requested service, (C) where and to whom the requested service is to be provided and (D) the proposed term for the requested service.

(b) If a Party agrees to provide Omitted Services or Additional Services pursuant to Section 2.02(a), then the Parties shall in good faith negotiate an amendment to Schedule A or Schedule B, as applicable, which will describe in detail the service, project scope, term, price and payment terms to be charged for such Omitted or Additional Services. Once agreed to in writing, the amendment to Schedule A or Schedule B, as applicable, shall be deemed part of this Agreement as of such date and the Omitted Services or Additional Services, as applicable, shall be deemed “Services”, provided hereunder, in each case subject to the terms and conditions of this Agreement.

SECTION 2.03. No Management Authority. No Service Provider (or any Affiliate or Sub-Contractor of a Service Provider) shall be authorized by, or shall have any responsibility under, this Agreement to manage the affairs of the business of any Service Recipient.

ARTICLE III

Compensation

SECTION 3.01. Compensation for Services. (a) As compensation for each Service rendered pursuant to this Agreement, the Service Recipient shall be required to pay to the Service Provider the Cost of Services specified for such Service in Schedule A or Schedule B, as applicable.

(b) During the term of this Agreement, the amount of a Cost of Service for a Service may increase to the extent of any increase in the applicable Cost of Services during a Service Extension, in accordance with Section 4.02.

(c) The amount of any actual and documented sales tax, value-added tax, goods and services tax or similar tax that is required to be assessed and remitted by the Service Provider in connection with the Services provided hereunder (“Taxes”) will be promptly paid to the Service Provider by the Service Recipient in accordance with Section 3.02. Such payment shall be in addition to the Cost of Services set forth in Schedule A or Schedule B, as applicable (unless such Tax is expressly already accounted for in the applicable Cost of Services).

(d) Either Party shall have the right to withhold or deduct from any payments made under this Agreement as required by applicable Law. For all purposes of this Agreement, any such deducted or withheld amounts shall be treated as paid to the other Party for purposes of this Agreement. The Party making such deduction or withholding shall promptly provide to the other Party tax receipts or other documents evidencing the payment of any such deducted or withheld amount to the applicable Governmental Authority.

SECTION 3.02. Payment Terms. (a) The Service Provider shall bill the Service Recipient monthly, within 30 business days after the end of each month, or at such other interval specified with respect to a particular Service in Schedule A or Schedule B, as applicable, an amount equal to the aggregate Cost of Services due for all Services provided in such month or other specified interval, as applicable, plus any Taxes. Invoices shall be directed to the Service Manager appointed by Xerox or Conduent, as applicable, or to such other Person designated in writing from time to time by such Service Manager. The Service Recipient shall pay such amount in full within 60 days after receipt of each invoice by wire transfer of immediately available funds to the account designated by the Service Provider for this purpose. If the 60th day falls on a weekend or a holiday, the Service Recipient shall pay such amount on or before the following business day. Each invoice shall set forth in reasonable detail the calculation of the charges and amounts and applicable Taxes, for each Service during the month or other specified interval to which such invoice relates. In addition to any other remedies for non-payment, if any payment is not received by the Service Provider on or before the date such amount is due, then a late payment interest charge, calculated at 2.0% per annum rate, shall immediately begin to accrue and any such late payment interest charges shall become immediately due and payable in addition to the amount otherwise owed under this Agreement. The Parties shall cooperate to achieve an invoicing structure that minimizes taxes for both Parties, including by implementing a local to local invoicing structure where applicable.

(b) Any objection to the amount of any invoice shall be deemed to be a Dispute hereunder subject to the provisions applicable to Disputes set forth in Section 2.01(c).

SECTION 3.03. DISCLAIMER OF WARRANTIES. WITHOUT LIMITATION TO THE COVENANTS RELATING TO THE PROVISION OF SERVICES SET FORTH IN SECTION 2.01(f), THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT ARE FURNISHED WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. NO MEMBER OF THE XEROX GROUP OR OF THE CONDUENT GROUP, AS SERVICE PROVIDER, MAKES ANY REPRESENTATION OR WARRANTY THAT ANY SERVICE COMPLIES WITH ANY LAW, DOMESTIC OR FOREIGN.

SECTION 3.04. Books and Records. Xerox and Conduent shall each, and shall each cause the members of their Group to, maintain complete and accurate books of account as necessary to support calculations of the Cost of Services for Services rendered by it or the other members of its Group as Service Providers and shall make such books available to the other, upon reasonable notice, during normal business hours; provided, however, that to the extent Xerox’s or Conduent’s books, or the books of the members of their Group, contain Information relating to any other aspect of the Xerox Business or the BPO Business, as applicable, Xerox and Conduent shall negotiate a procedure to provide the other Party with necessary access while preserving the confidentiality of such other records.

ARTICLE IV

Term

SECTION 4.01. Commencement. This Agreement is effective as of the date hereof and shall remain in effect with respect to a particular Service until the occurrence of the Applicable Termination Date applicable to such Service (or, subject to the terms of Section 4.02, the expiration of any Service Extension applicable to such Service), unless earlier terminated (i) in its entirety or with respect to a particular Service, in each case in accordance with Section 4.03, or (ii) by mutual consent of the Parties. Notwithstanding anything to the contrary contained herein, if the Separation Agreement shall be terminated in accordance with its terms, this Agreement shall be automatically terminated and void ab initio with no further action by the Parties and shall be of no force and effect.

SECTION 4.02. Service Extension. If the Service Recipient reasonably determines that it will require a Service to continue beyond the Applicable Termination Date or the end of a subsequent extension period, the Service Recipient may request the Service Provider to extend the term of such Service for the desired renewal period(s) (each, a “Service Extension”) by written notice to the Service Provider no less than 45 days prior to end of the then-current Service term. The Service Provider shall respond to any such request for a Service Extension within 15 days of receipt and shall use reasonable best efforts to comply with such Service Extension request; provided, however, that (i) the Service Extensions with respect to each Service shall not extend the term of such Service more than 12 months beyond the Applicable Termination Date applicable to such Service, (ii) the Service Provider will not be in breach of its obligations under this Section 4.02 if it is unable to comply with a Service Extension request through the use of reasonable best efforts such as where a Consent that is required in order for the Service Provider to continue to provide the applicable Service during the requested Service Extension cannot be obtained by the Service Provider through the use of reasonable best efforts, (iii) the Service Provider shall not be required to contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make any Consent that is required in order for the Service Provider to continue to provide the applicable Service during the requested Service Extension (other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be reimbursed by the Service Recipient, as promptly as reasonably practicable), and (iv) each Service Extension is permissible under applicable Law. With respect to Schedule A or Schedule B, as applicable, the the Cost of Services specified for such Service in Schedule A or Schedule B, as applicable, shall be amended to include an incremental surcharge of 10% for each Service Extension. The Parties shall amend the terms of Schedule A or Schedule B, as applicable, to reflect the new Service term and Cost of Services, within 5 days following the Service Provider’s agreement to a Service Extension, subject to the conditions set forth in this Section 4.02. Each such amended Schedule A or Schedule B, as applicable, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement. Additionally, if the Service Provider deems that an extension of a Service requires any other Service to be extended due to their related nature, the Service Provider will provide notice to the Service Recipient that it must request in writing an extension of that affected Service before it accepts the extension request.

SECTION 4.03. Termination. (a) If a Service Provider or Service Recipient materially breaches any of its respective obligations under this Agreement (and the period for resolution of the Dispute relating to such breach set forth in Section 2.01(c) has expired), the non-breaching Service Recipient or Service Provider, as applicable, may terminate this Agreement with respect to the Service to which such obligations apply, effective upon not less than 30 days’ written notice of termination to the breaching Party, if the breaching Party does not cure such default within 30 days after receiving written notice thereof from the non-breaching Party. The termination of this Agreement with respect to any Service pursuant to this Section 4.03 shall not affect the Parties’ rights or obligations under this Agreement with respect to any other Service.

(b) Except as otherwise provided in this Agreement or Schedule A or Schedule B, upon not less than 60 days’ prior written notice a Service Recipient shall be entitled to terminate one or more Services being provided by any Service Provider for any reason or no reason at all.

(c) In the event of any termination of this Agreement in its entirety or with respect to any Service, each Party, Service Provider and Service Recipient shall remain liable for all of their respective obligations that accrued hereunder prior to the date of such termination, including all obligations of each Service Recipient to pay any amounts due to any Service Provider hereunder.

SECTION 4.04. Return of Books, Records and Files. Upon the request of the Service Recipient after the termination of a Service with respect to which the Service Provider holds books, records or files, including current and archived copies of computer files, (i) owned solely by the Service Recipient or its Affiliates and used by the Service Provider in connection with the provision of a Service pursuant to this Agreement or (ii) created by the Service Provider and in the Service Provider’s possession as a function of and relating solely to the provision of Services pursuant to this Agreement, such books, records and files shall either be returned to the Service Recipient or destroyed by the Service Provider, with certification of such destruction provided to the Service Recipient, other than, in each case, such books, records and files electronically preserved or recorded within any computerized data storage device or component (including any hard-drive or database) pursuant to automatic or routine backup procedures generally accessible only by legal, IT or compliance personnel, which such books, records and files will not be used by the Service Provider for any other purpose. The Service Recipient shall bear the Service Provider’s reasonable, necessary and actual out-of-pocket costs and expenses associated with the return or destruction of such books, records or files. At its expense, the Service Provider may make one copy of such books, records or files for its legal files.

ARTICLE V

Indemnification; Limitation of Liability

SECTION 5.01. Indemnification. (a) Conduent in its capacity as a Service Recipient and on behalf of each member of its Group in its capacity as a Service Recipient, shall indemnify, defend and hold harmless Xerox and the other Xerox Indemnitees from and against any and all Liabilities incurred by such Xerox Indemnitee and arising out of, in connection with or by reason of this Agreement or any Services provided by any member of the Xerox Group hereunder, except to the extent such Liabilities arise out of a Xerox Group member’s (i) breach of this Agreement, (ii) violation of Laws in providing the Services, (iii) violation of third-party rights (including such third-party rights embodied in patents, trademarks, copyrights and trade secrets) in providing the Services or (iv) gross negligence or wilful misconduct in providing the Services.

(b) Xerox in its capacity as a Service Recipient and on behalf of each member of its Group in its capacity as a Service Recipient, shall indemnify, defend and hold harmless Conduent and the other Conduent Indemnitees from and against any and all Liabilities incurred by such Conduent Indemnitee and arising out of, in connection with or by reason of this Agreement or any Services provided by any member of the Conduent Group hereunder, except to the extent such Liabilities arise out of a Conduent Group member’s (i) breach of this Agreement, (ii) violation of Laws in providing the Services, (iii) violation of third-party rights (including such third-party rights embodied in patents, trademarks, copyrights and trade secrets) in providing the Services or (iv) gross negligence or wilful misconduct in providing the Services.

SECTION 5.02. Limitation on Liability. (a) No Service Provider, in its capacity as such, nor any member of its Group acting in the capacity of a Service Provider, nor any Indemnitee thereof, shall be liable (whether such liability is direct or indirect, in contract or tort or otherwise) to the other Party (or any of such other Party’s Indemnitees) for any Liabilities arising out of, related to or in connection with the Services or this Agreement, except to the extent that such Liabilities arise out of such Service Provider’s (or a member of its Group’s) (i) breach of this Agreement, (ii) violation of Laws in providing the Services, (iii) violation of third-party rights (including such third-party rights embodied in patents, trademarks, copyrights and trade secrets) in providing the Services or (iv) gross negligence or wilful misconduct in providing the Services; provided that nothing in this Section 5.02(a) shall be deemed to limit a Service Recipient’s rights under Section 5.02(d) regarding Insurance Proceeds in respect of Third-Party Claims.

(b) IN NO EVENT SHALL ANY SERVICE PROVIDER, IN ITS CAPACITY AS SUCH, NOR ANY MEMBER OF ITS GROUP ACTING IN THE CAPACITY OF A SERVICE PROVIDER, NOR ANY INDEMNITEE THEREOF, BE LIABLE, WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE TO THE SERVICE RECIPIENT (OR ANY OF ITS INDEMNITEES) FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING LOSS OF PROFITS) AS A RESULT OF ANY BREACH, PERFORMANCE OR NON-PERFORMANCE BY SUCH SERVICE PROVIDER UNDER THIS AGREEMENT, EXCEPT AS MAY BE PAYABLE TO A CLAIMANT IN A THIRD-PARTY CLAIM.

(c) EACH GROUP’S TOTAL LIABILITY, IN ITS CAPACITY AS A SERVICE PROVIDER, TO THE OTHER GROUP ARISING OUT OF, RELATED TO OR IN CONNECTION WITH THE SERVICES OR THIS AGREEMENT FOR ANY CLAIM SHALL NOT EXCEED IN THE AGGREGATE AN AMOUNT EQUAL TO THE TOTAL AMOUNT PAID TO IT FOR SERVICES UNDER THIS AGREEMENT; PROVIDED, HOWEVER, THAT, NOTWITHSTANDING THE FOREGOING, IN THE CASE OF ANY LIABILITY TO THE OTHER PARTY ARISING OUT OF A THIRD-PARTY CLAIM, EACH GROUP’S TOTAL LIABILITY IN ITS CAPACITY AS A

SERVICE PROVIDER TO THE OTHER GROUP SHALL BE INCREASED BY AN AMOUNT EQUAL TO THE AMOUNT, IF ANY, OF ANY INSURANCE PROCEEDS THAT ARE ACTUALLY RECEIVED BY SUCH SERVICE PROVIDER IN ACCORDANCE WITH SECTION 5.02(d).

(d) If a Service Provider, in its capacity as such, or any member of its Group acting in the capacity of a Service Provider, or any Indemnitee thereof, shall be liable to the other Party for any Liability arising out of a Third-Party Claim, such Service Provider, at the request of the Indemnitee, shall use commercially reasonable efforts to pursue and recover any available Insurance Proceeds under applicable insurance policies. Promptly upon the actual receipt of any such Insurance Proceeds, such Service Provider shall pay such Insurance Proceeds to the applicable Indemnitee to the extent of the Liability arising out of the applicable Third-Party Claim. The Indemnitee shall, upon the request of such Service Provider and to the extent permitted under such Service Provider’s applicable insurance policies, promptly pay directly to such Service Provider or to such Service Provider’s insurer any reasonable costs or expenses incurred in the collection of such Indemnitee’s portion of such Insurance Proceeds (including such Indemnitee’s portion of applicable retentions or deductibles); provided, however, that in no event shall an Indemnitee’s portion of such collection costs and expenses, applicable retentions and deductibles exceed the amount of Insurance Proceeds actually received by such Indemnitee.

(e) The provisions of this Article V shall survive indefinitely, notwithstanding any termination of all or any portion of this Agreement.

ARTICLE VI

Other Covenants

SECTION 6.01. Attorney-in-Fact. On a case-by-case basis, the Service Recipient shall execute documents necessary to appoint the Service Provider as its attorney-in-fact for the sole purpose of executing any and all documents and instruments reasonably required to be executed in connection with the performance by the Service Provider of any Service under this Agreement.

ARTICLE VII

Miscellaneous

SECTION 7.01. Title to Data. Each of Conduent and Xerox acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) in any firmware or software, or the licenses therefor that are owned by the other Party or its Affiliates, Subsidiaries or divisions, by reason of the provision of the Services hereunder, except as expressly provided in Section 2.01(i) and Section 4.04.

SECTION 7.02. Force Majeure. In case performance of any terms or provisions hereof shall be delayed or prevented, in whole or in part, because of or related to compliance with any Law or requirement of any national securities exchange, or because of riot, war, public disturbance, strike, labor dispute, fire, explosion, storm, flood, act of God or act of terrorism that is not within the control of the Party, Service Provider or Service Recipient whose performance is interfered with (each, a “Performing Party”) and which by the exercise of reasonable diligence such Performing Party is unable to prevent, or for any other reason which is not within the control of such Performing Party whose performance is interfered with and which by the exercise of reasonable diligence such Performing Party is unable to prevent (each, a “Force Majeure Event”), then upon prompt written notice stating the date and extent of such interference and the cause thereof by the Performing Party to the other Party, Service Recipient or Service Provider (each, an “Affected Party”), as applicable, the Performing Party shall be excused from its obligations hereunder during the period such Force Majeure Event or its effects continue, and no liability shall attach against either the Performing Party or the Affected Party on account thereof; provided, however, that the Performing Party promptly resumes the required performance upon the cessation of the Force Majeure Event or its effects. No Performing Party shall be excused from performance if such Performing Party fails to use commercially reasonable efforts to remedy the situation and remove the cause and effects of the Force Majeure Event.

SECTION 7.03. Separation Agreement. The Parties agree that, in the event of a conflict between the terms of this Agreement and the Separation Agreement with respect to the subject matter hereof, the terms of this Agreement shall govern.

SECTION 7.04. Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating a relationship of principal and agent, partnership or joint venture between the Parties, between Service Providers and Service Recipients or with any individual providing Services, it being understood and agreed that no provision contained herein, and no act of any Party or members of their respective Groups, shall be deemed to create any relationship between the Parties or members of their respective Groups other than the relationship set forth herein. Each Party and each Service Provider shall act under this Agreement solely as an independent contractor and not as an agent or employee of any other Party or any of such Party’s Affiliates.

SECTION 7.05. Confidentiality. Each Party hereby acknowledges that confidential Information of such Party or members of its Group may be exposed to employees and agents of the other Party or its Group as a result of the activities contemplated by this Agreement. Each Party agrees, on behalf of itself and its Affiliates, that such Party’s obligation (and the obligation of members of its Group) to use and keep confidential such Information of the other Party or its Group shall be governed by Sections 7.01(c) and 7.09 of the Separation Agreement.

SECTION 7.06. Counterparts; Entire Agreement. (a) This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and scanned and exchanged by electronic mail, and such facsimile or PDF signature or scanned and exchanged copies shall constitute an original for all purposes.

(b) This Agreement, the Separation Agreement, the other Ancillary Agreements and the Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

SECTION 7.07. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. Each Party irrevocably consents to the exclusive jurisdiction, forum and venue of the Commercial Division of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York over any and all claims, disputes, controversies or disagreements between the Parties or any of their respective Subsidiaries, Affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby or thereby.

SECTION 7.08. Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Notwithstanding the foregoing, either Party may assign this Agreement without consent in connection with (a) a merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s assets or (b) the sale of all or substantially all of such Party’s assets; provided, however, that the assignee expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party provides written notice and evidence of such assignment and assumption to the non-assigning Party. Nothing in this Section 7.08 shall affect or impair a Service Provider’s ability to delegate any or all of its obligations under this Agreement to one or more Affiliates or Sub-Contractors pursuant to Section 2.01(e).

SECTION 7.09. Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any Xerox Indemnitee or Conduent Indemnitee in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

SECTION 7.10. Notices. All notices or other communications under this Agreement shall be in writing and shall be provided in the manner set forth in the Separation Agreement.

SECTION 7.11. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

SECTION 7.12. Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 7.13. Waivers of Default. No failure or delay of any Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

SECTION 7.14. Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party.

SECTION 7.15. Interpretation. The rules of interpretation set forth in Section 11.14 of the Separation Agreement are incorporated by reference into this Agreement, mutatis mutandis.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

XEROX CORPORATION

By:	/s/ Leslie F. Varon
Name: Leslie F. Varon
Title: Chief Financial Officer

CONDUENT INCORPORATED

By:	/s/ Brian Webb-Walsh
Name: Brian Webb-Walsh
Title: Chief Financial Officer